EXHIBIT 10.24

DEVELOPMENT & COMMERCIALIZATION AGREEMENT

This Agreement (“Agreement”) is made by and between PhytoChem Technologies, Inc., a to be formed Florida corporation, (“PHYTOCHEM”) and Owen James Morgan, an individual (“OM”) effective as of the date set forth on the signature page hereto (the “Effective Date”). PHYTOCHEM and OM are referred to herein collectively as the “Parties”, or individually as a “Party”.

RECITALS:

WHEREAS, OM is an engineer and independent research scientist involved in the field of research and development of technologies including a field portable machine applying a method of extraction (the “Phytoextractor”) applying an Advanced Phyto-Engineering Process using non-CFC solvents to separate and/or process the components of various plants including but not limited to hemp to remove and/or modify, purify, dilute and extract bioactive ingredients and/or remove unwanted substances to produce finished products for a variety of applications as more fully set forth on Exhibit A hereto which is incorporated herein and made a part hereof;

WHEREAS, PHYTOCHEM shall be granted the exclusive rights to market, promote, distribute, lease, use and/or sale (the “Commercialization”) of the Phytoextractor for the hemp and cannabis markets in the United States, Canada, Latin America, the Caribbean, Central America and South America (the “Territory”);

WHEREAS, OM shall grant PHYTOCHEM the right to Commercialize the Phytoextractor for use in the Territory under the terms and conditions set forth herein;

WHEREAS, PHYTOCHEM and OM have contemporaneously herewith entered into a confidentiality agreement (the “Confidentiality Agreement”) attached hereto as Exhibit B which is incorporated herein and made a part hereof;

WHEREAS, OM will provide his experience, skill and knowledge for the Commercialization by PHYTOCHEM of the Phytoextractor which shall include know-how and methods of extraction, chemical synthesis, toxicology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, and functionality; and

WHEREAS, PHYTOCHEM will assist with and provide the initial financing for the Commercialization of the Phytoextractor in such amounts and under the terms and conditions as set forth herein.

NOW, THEREFORE, for and in consideration of the premises contained herein and other good and valuable consideration as herein defined, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1. RECITALS

The Parties hereto acknowledge and warrant that the preceding Recitals are true and correct and are incorporated herein and made a part hereof by this reference.

1 | Page	Initial ________ ________

ARTICLE 2. GRANT

OM hereby grants PHYTOCHEM the exclusive right to (a) market, promote, distribute, lease, use and/or sale (the “Commercialize”) the Commercial Units (as defined herein) for the hemp and cannabis markets in the United States, Canada, Latin America, the Caribbean, Central America and South America (the “Territory”); and (b) to Commercialize all other versions of the Phytoextractor other than the two Commercial Units (as defined herein) in the Territory only while an agreement between the Parties remains in place.

ARTICLE 3. JOINT DEVELOPMENT

3.1 Purpose. The purpose (the “Purpose”) of the Parties’ relationship under this Agreement is to further develop and commercialize the Phytoextractor for the processing of hemp and cannabis in the Territory at a competitive cash cost relative to other extraction methods. The Parties will use their best efforts to develop and Commercialize the Photoextractor in the Territory, including conducting the activities assigned to each party in accordance with the timelines specified herein.

3.2 OM Services. For a period of 12 months, OM shall provide PHYTOCHEM with his Know-How and full technical support for analysis, extraction procedures and results of the Phytoextractor. “Know-How” shall mean information relating to the further development,, functionality, use or commercialization of the Phytoextractor including information comprising or relating to concepts, discoveries, data, ideas, procedures, designs for experiments and tests, results of experimentation and testing (including results of research or development), processes Know-How includes documents containing Know-How, including but not limited to any rights including trade secrets, copyright, development, database or design rights protecting such Know-How. Until such time as the two Commercial Extractors are installed at PHYTOCHEM’s facility, OM shall provide full time service to PHYTOCHEM to facilitate the manufacture and delivery of the Demo Unit (as defined herein) and two Commercial Units (as defined herein). After such period, OM shall provide services to PHYTOCHEM on an as-needed basis upon request by PHYTOCHEM or NTFU.

3.3 Initial & Monthly Payments to OM. Simultaneously with the execution hereof, PHYTOCHEM shall deliver the sum of $65,520 USD to OM and thereafter shall deliver the sum of $15,000 USD per month to OM for a period of 12 months with the first payment being delivered on February 28, 2019 and all subsequent payments being delivered in cleared funds via priority wire transfer to reach OM accounts by the 28th day of each month.

3.4 Commercial Documentation. OM shall provide PHYTOCHEM with commercial documents relating specifically to the commercialization for the hemp and cannabis markets in the exclusive territory to previous business plans around phytoextraction upon execution hereof. PHYTOCHEM will provide to OM commercial documents including its business plan and business model written prior to this Agreement upon execution hereof.

ARTICLE 4. DEMO UNIT

4.1 Demo Unit. Upon payment in full of a pro forma invoice (which shall not exceed $10,000) for supply of a demo unit, the unit will be dispatched for delivery within thirty (30) days. (the “Demo Phase”), OM will complete the manufacturing and delivery to PHYTOCHEM of a portable demo unit of the Phytoextractor (the “Demo Unit”) consistent with the general specifications as set forth on Exhibit C.

4.2 Manufacturing of the Demo Unit. The Demo Unit shall be manufactured in the United Kingdom under the direction and supervision of OM. OM shall determine the method, details, location of and means of manufacturing.

4.3 Use & Ownership of Demo Unit. The Demo Unit shall be used for U.S. demonstrations and be solely owned by PHYTOCHEM free and clear of all liens, claims and encumbrances.

2 | Page	Initial ________ ________

4.4 Demo Unit Costs. OM will tender a pro forma invoice for design and build of the Demo Unit at a cost of no more than $10,000. Upon receipt of cleared funds, OM will commence the manufacturing of the Demo Unit.

4.5 Functionality Testing. OM will demonstrate satisfactory functionality testing of the Demo Unit to the satisfaction of PHYTOCHEM.

4.6 Share Grant. Upon completion of functionality testing satisfactory to PHYTOCHEM, OM will deliver and provide in person training to PHYTOCHEM at PHYTOCHEM’s facilities of the use and function of the Demo Unit. Upon agreement by PHYTOCHEM as to the Commercial Unit Final Price (as defined in Article 5.2), PHYTOCHEM shall issue to OM 500,000 unrestricted shares of the Common Stock of NutraFuels, Inc. (“NTFU”), PHYTOCHEM’s parent company within five (5) working days of delivery of the Demo Unit and agreement by PHYTOCHEM of the Commercial Unit Final Price.

ARTICLE 5. PURCHASE & SALE OF THE COMMERCIAL UNITS

5.1 Purchase of Commercial Units. Upon satisfactory testing of the Demo Unit, PHYTOCHEM will purchase two commercial Phytoextractors (“Commercial Units”) from OM that meet the specifications set forth on Exhibit D.

5.2. Purchase Price. PHYTOCHEM shall pay the sum of $200,000 USD for each Commercial Unit or an aggregate price of $400,000 USD for both units (the “Purchase Price”). Any additional requirements over and above the original specification of the Commercial Units (Exhibit D) shall be chargeable to and approved by PHYTOCHEM (the “Commercial Unit Final Price”) prior to manufacturing and the issuance of NTFU common shares to OM under Article 4.6.

5.3 Payment Terms. Upon agreement by PHYTOCHEM of the Commercial Unit Final Price, PHYTOCHEM shall deliver $200,000 USD of the Purchase Price at the time that PHYTOCHEM places the order for the two Commercial Units, $100,000 USD upon the two Commercial Extractors being shipped from the manufacturer to PHYTOCHEM and the balance of the Commercial Unit Final Price shall be paid at the time of the two Commercial Units are installed at PHYTOCHEM’s facilities. Upon payment of the Purchase Price, PHYTOCHEM will own the two Commercial Phytoextractors free and clear of rights, liens, claims and encumbrances.

5.4 Shipping & Installation. PHYTOCHEM shall pay: (a) all shipping costs from the manufacturer to its facility, and (b) the installation costs of the two Commercial Units at its facility.

5.5 Manufacturing of the Commercial Units. The Commercial Units shall be manufactured in the United Kingdom under the direction and supervision of OM. OM shall determine the method, details, location of and means of manufacturing. The Parties anticipate that the manufacture of the first Commercial Unit will be completed by approximately May 24, 2019, and the second Commercial Unit will be completed by June 21, 2019.

5.6 Share Grant. Upon the installation of the two Commercial Units, OM shall be issued 1,500,000 unrestricted shares of NTFU’s Common Stock.

ARTICLE 6. REVENUE & MILESTONE PAYMENTS TO OM

6.1 Revenue Split. For so long as PHYTOCHEM generates revenue from the Commercialization of the Phytoextractor including the Commercial Extractors and any PHYTOCHEM Units (as defined herein), PHYTOCHEM shall receive 60% and OM shall receive 40% of Net Sales derived from the Photoextractor.

3 | Page	Initial ________ ________

6.2 Revenue Milestones. Upon PHYTOCHEM achieving the gross revenue milestones below, OM shall receive up to 20,000,000 unrestricted shares of the common stock of NTFU as follows:

Gross Revenue Milestone from the Photoextractor	Milestone Payment
Revenue of $1,000,000	2,000,000 NTFU Common Shares
Revenue of $5,000,000	2,000,000 NTFU Common Shares
Revenue of $10,000,000	2,000,000 NTFU Common Shares
Revenue of $25,000,000	4,000,000 NTFU Common Shares
Revenue of $50,000,000	5,000,000 NTFU Common Shares
Revenue of $100,000,000	5,000,000 NTFU Common Shares
Total	20,000,000 NTFU COMMON SHARES

ARTICLE 7. TERMINATION

7.1 Termination by PHYTOCHEM. This Agreement may be terminated by PHYTOCHEM during the Term for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (a) conduct by OM constituting willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of PHYTOCHEM or any of its affiliates other than the occasional, customary and de minimis use of PHYTOCHEM’s property for personal purposes; (b) the commission by OM of a felony or any misdemeanor other than minor traffic violations, or conduct by OM that would reasonably be expected to result in material injury to PHYTOCHEM if he were retained in his position; (c) continued, willful and deliberate non-performance by OM of his duties hereunder which has continued for more than thirty (30) days following written notice of such non-performance from PHYTOCHEM; (d) a breach by OM of any of the provisions or representations of OM contained in this Agreement; (e) a material violation by OM of PHYTOCHEM’s employment policies which has continued for more than thirty (30) days following written notice of such violation from PHYTOCHEM; (f) in the event PHYTOCHEM does not approve the Commercial Unit Final Price; or (g) OM’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by PHYTOCHEM to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials. In the case of any termination for Cause, PHYTOCHEM shall provide written notice to OM setting forth the acts, circumstances and bases that constitute Cause for termination.

7.2 Termination by OM. OM can terminate this agreement during the Term for Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following events: (a) conduct by PHYTOCHEM or its parent company to sub license, transfer rights or obligations granted in connection with the Phytoextractor to a third party, business controlled by an officer, director or 10% or greater owner of the common stock of NTFU without OM’s consent; (b) failure to make or remedy late payments within 5 banking days of due date without prior written agreement between the parties; (c) failure by NTFU to comply with the disclosures required by the Securities Exchange Act in its periodic reports and filings with the Securities & Exchange Commission; (d) Notification on the suspension, removal or any actions against NTFU that cause the shares issued to OM to be suspended from trading; (e) in the event of an audit showing financial errors as to alter or delay revenue payments to OM or that prevent or delay the issuance of shares to OM as per Schedule 6.2; and/or (f) should PHYTOCHEM use the IP held by the parties pursuant to Article 8.1 for the purposes of loans or debenture without the consent and written approval of OM.

4 | Page	Initial ________ ________

ARTICLE 8. INTELLECTUAL PROPERTY & PHYTOCHEM UNITS

8.1 Intellectual Property. PHYTOCHEM shall own 60% and OM shall own 40% of new Intellectual Property used in the further development of the Demo Unit and Commercial Units. For the purposes of this Agreement "Intellectual Property Rights" means any and all rights arising in the exclusive territory or any other jurisdiction agreed in writing between the parties including (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and works of authorship (whether copyrightable or not), including computer programs, mask works, and rights in data and databases, (d) trade secrets, Know-How, and any other confidential or proprietary information, and (e) all other intellectual property, in each case whether registered or unregistered, and including all registrations and applications for such rights and renewals or extensions thereof, and all similar or equivalent rights or forms of protection in any part of the world agreed in writing between the parties. "Work Product" means any and all writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and inventory, and all other Work Product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice by or on behalf of OM solely or jointly with PHYTOCHEM or others in connection with the Phytoextractor. Intellectual Property does not include Intellectual Property held by OM prior to the execution of this Agreement.

8.2 PHYTOCHEM Units. Upon PHYTOCHEM having $1,000,000 of gross revenues and OM’s receipt of the 1,500,000 NTFU unrestricted common shares for completion of the two Commercial Units pursuant to Article 5 hereof, OM and PHYTOCHEM will jointly develop a new and improved Phytoextractor units in the future (“PHYTOCHEM Units”) which will be manufactured in the United States or United Kingdom, by written approval of both parties. The PHYTOCHEM Units and the Intellectual Property associated therewith will be owned 60% owned by PHYTOCHEM and 40% owned by OM.

ARTICLE 9. FINANCIAL TERMS

9.1 Net Sales. For purposes of this Agreement, Net Sales means, with respect to any Calendar Quarter, the actual gross amounts PHYTOCHEM receives from third parties from the Commercialization of the Phytoextractor in the Territory less deductions of direct and indirect costs and expenses incurred by PHYTOCHEM in connection with the Commercialization of the Phytoextractor.

9.2 Payments. All revenue percentages due to OM under this Agreement will be paid within thirty (30) days after the close of each Calendar Quarter beginning with the first sale of the Phytoextractor or transaction that gives rise to Net Revenue. Each payment will be accompanied by a report summarizing Net Revenue during the relevant Calendar Quarter and the calculation sums due thereon, including country and the exchange rate used. If no royalties are payable in respect of a given Calendar Quarter, PHYTOCHEM will submit a written report to OM so indicating together with an explanation as to why no such sums are payable.

9.3 Mode of Payment. All payments under this Agreement will be payable in full in U.S. dollars, regardless of the country in which sales are made, and made by wire transfer of immediately available funds to an account designated by OM in writing. Whenever for the purposes of calculating the royalties or Sublicense Revenue payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two Business Days before the beginning of such month and ending two Business Days before the end of such month.

5 | Page	Initial ________ ________

9.4 Audits of Revenue Reports. OM will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to PHYTOCHEM, have access during normal business hours, and upon reasonable prior written notice, to PHYTOCHEM’s records as may be reasonably necessary to verify the accuracy of Net Sales for any Calendar Quarter or Calendar Year within the preceding twelve (12) months; provided, however, that OM will not have the right to conduct more than two such audits in any Calendar Year. The accounting firm will disclose to OM only whether the reported Net Sales are correct and details of any discrepancies. OM will bear the cost of such audit unless the audit reveals an underreporting of more than 10% of amounts payable to OM over an applicable Calendar Year, in which case PHYTOCHEM will bear the cost of the audit. If, based on the results of such audit, additional payments are owed by PHYTOCHEM under this Agreement, PHYTOCHEM will make such additional payments, with interest within fifteen (15) days after the date on which such accounting firm’s written report is delivered to PHYTOCHEM. OM will treat the financial information subject to review hereunder in accordance with the Confidentiality Agreement.

ARTICLE 10. TAXES

10.1 Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to lawfully avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by PHYTOCHEM to OM under this Agreement. To the extent PHYTOCHEM is required to deduct and withhold taxes, interest or penalties on any payment, PHYTOCHEM will pay the amounts of such taxes to the proper governmental authority for the account of OM and remit the net amount to OM in a timely manner. PHYTOCHEM will promptly furnish OM with proof of payment of such taxes. If documentation is necessary in order to secure an exemption from, or a reduction in, any withholding taxes, the Parties will provide such documentation to the extent they are entitled to do so. OM will provide PHYTOCHEM with any and all tax forms that may be reasonably necessary in order for PHYTOCHEM to lawfully not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Following PHYTOCHEM’s timely receipt of such tax forms from OM, PHYTOCHEM will not withhold tax or will withhold tax at a reduced rate under the applicable bilateral income tax treaty, if appropriate under the applicable laws. OM will provide any such tax forms to PHYTOCHEM upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to determine if any taxes are applicable to payments under this Agreement and to enable the recovery, as permitted by applicable law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section.

ARTICLE 11. TERM AND TERMINATION

11.1 This Agreement shall have a term of five (5) years unless terminated or cancelled in accordance with the terms herein. Either Party may renew this Agreement for an additional five (5) year period by delivering notice of renewal to the other Party within sixty (60) days of the end of the Term. This Agreement may also be terminated immediately at any time by mutual consent embodied in a written agreement to terminate Signed by an authorized representative of each of the Parties hereto. Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches this Agreement and such breach is not cured within sixty (60) days after receipt of written notice specifying the breach, and in the event that either Party is adjudged insolvent or bankrupt, or upon the institution of any proceedings by seeking relief, reorganization or arrangement under any laws relating to insolvency, or if any involuntary petition in bankruptcy is filed against such Party and said petition is not discharged within sixty (60) days after such filing, or upon any assignment for the benefit of its creators, or upon the appointment of a receiver, liquidation, dissolution or winding up of its business.

6 | Page	Initial ________ ________

ARTICLE 12. WARRANTIES AND REPRESENTATIONS WARRANTIES

12.1 OM Representations. OM hereby represents and warrants to PHYTOCHEM as follows:

(a) OM has all necessary approvals to enter into this Agreement and there is nothing which in any way prevents this Agreement from being a valid and enforceable obligation of OM;

(b) There are no existing licenses, consents, or other rights granted to third parties or organizations, affiliated or unaffiliated with OM which conflict with the terms of this Agreement;

(c) OM is not aware of any infringement or passing off of the rights of third parties by the Commercialization of the Phytoextractor or any violation of applicable laws or regulations affecting the Photoextractor. Without prejudice to the generality hereof, no agreements or arrangements relating to the Photoextractor that has been, or ought to be, registered or notified with any appropriate governmental or other regulatory authority;

(d) OM is not a party to any agreement, understanding or any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement including the rights granted to PHYTOCHEM pursuant to this Agreement. OM warrants that OM has the right to disclose and/or or use all ideas, processes, techniques and other information in his possession to develop, use and commercialize the Photoextractor and any modifications thereof. Notwithstanding the foregoing, OM agrees that OM shall not bundle with or incorporate into any deliveries provided to PHYTOCHEM herewith any third-party products, ideas, processes, or other techniques, without the express, written prior approval of PHYTOCHEM. OM represents and warrants that OM has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with OM’s obligations under this Agreement. OM will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer, or third party by entering into this Agreement;

(e) There are no payments due or outstanding in connection with the development of or in connection with the Commercialization of the Photoextractor as of the Effective Date, including but not limited to license fees, royalties, or other payments payable to third parties;

(f) The Commercialization of the Phytoextractor and PHYTOCHEM's use thereof or other exercise of its rights under this Agreement, does not and will not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Right of any Person and as of the date hereof, there are no pending or threatened claims, litigation, or other proceedings against OM by any third party based on an alleged violation of such Intellectual Property Rights; and

(g) OM has complied, and will comply, at all times with all applicable laws, rules and regulations of governmental authorities, and has the full and exclusive right to develop, use and commercialize the Photoextractor, without limitation.

12.2 PHYTOCHEM Representations. PHYTOCHEM hereby represents and warrants to OM as follows:

(a) PHYTOCHEM is a corporation, duly registered to do business in Florida, and validly existing under the laws of Florida and shall remain as such during the Term;

7 | Page	Initial ________ ________

(b) PHYTOCHEM has all necessary approvals to enter into this Agreement and to the best of its knowledge and belief, there is nothing, which in any way prevents this Agreement from being a valid and enforceable obligation of PHYTOCHEM; and

(c) There are no existing licenses, consents, agreements, or obligations or other rights granted to third parties or organizations, affiliated or unaffiliated with PHYTOCHEM which conflict with the terms of this Agreement.

ARTICLE 13. INDEMINIFCATION

13.1 Obligation to Indemnify. OM shall defend, indemnify, and hold harmless PHYTOCHEM, PHYTOCHEM's affiliates, and their respective shareholders, directors, officers, and employees (each, an “Indemnified Party") from and against and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, or expenses of whatever kind, including reasonable attorneys' fees, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers (collectively, "Losses") arising out of or in connection with any third-party claim, suit, action, or proceeding (each, a "Third-Party Claim") related to Losses incurred or sustained by, or imposed upon, the Indemnified Party based upon, arising out of, with respect to or by reason of any Third Party Claim based upon, resulting from or arising out of the alleged infringement or passing off of the rights of third parties by the Commercialization of the Phytoextractor by each or both of the Parties.

13.2 Indemnification Procedure. An Indemnified Party shall promptly notify the OM upon becoming aware of a Third-Party Claim with respect to which OM is obligated to provide indemnification under this Section ("Indemnified Claim"). OM shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel of its own choosing/reasonably acceptable to the Indemnified Party, and the Indemnified Party shall fully cooperate with OM in connection therewith, in each case at OM's sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at OM’s cost and expense. OM shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the/such PHYTOCHEM Indemnified Party's prior written consent. If OM fails or refuses to assume control of the defense of such Indemnified Claim, the Indemnified Party shall have the right, but no obligation, to defend against such Indemnified Claim, including settling such Indemnified Claim after giving notice to OM, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party's failure to perform any obligation under this Section nor any act or omission of the Indemnified Party in the defense or settlement of any Indemnified Claim shall relieve OM of its obligations under this Section, including with respect to any Losses, except to the extent that OM can demonstrate that it has been materially prejudiced as a result thereof. For purposes of this Agreement "Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

ARTICLE 14. GENERAL PROVISIONS

14.1 This Agreement, together with the Exhibits hereto, constitutes the entire agreement between OM and PHYTOCHEM with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the Parties relative to this Agreement. This Agreement may not be amended or modified in any way except in writing signed by the Parties to this Agreement.

8 | Page	Initial ________ ________

14.2 This Agreement shall be for the benefit of binding the Parties hereto and any successors to either Party. This Agreement shall be for the benefit of binding the Parties and their assigns. OM shall not assign, pledge, hypothecate or transfer its interest in this Agreement, or delegate its duties and obligations hereunder, without the express, prior written consent of PHYTOCHEM.

14.3 Any and all disputes or controversies, whether of law or fact and of any nature whatsoever arising from or respecting this Agreement, shall be decided by binding arbitration in accordance with Title 9 of the United States Code and the Commercial Arbitration Rules of the American Arbitration Association (the “Association”). If the Parties are unable to agree upon a single arbitrator, the arbitrator shall be a single, independent arbitrator selected by the Association. Arbitration shall take place in Broward County, Florida or any other location mutually agreeable to the Parties. The decision of the arbitrator shall be final and binding upon the Parties hereto and any court of competent jurisdiction may enter all persons claiming under and through them, and judgment thereon. The Parties to such arbitration shall pay the fees and expenses of the arbitrator equally.

14.4 This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Florida, without reference to its conflict of laws principles. Any and all proceedings which shall arise between the Parties hereto regarding this Agreement shall be held in Broward County, Florida. In the event of any court proceeding to enforce the terms hereof or of any dispute hereunder, the prevailing Party in such proceeding and/or dispute shall be entitled to recover its expenses associated therewith including, without limitation, reasonable attorneys' and paralegals' fees and costs through and including all trial and appellate levels and post-judgment proceedings.

14.5 All terms and words used in this Agreement, regardless of the number and gender in which used, shall be deemed to include any other gender or number as the context or the use thereof may require. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

14.6 Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither party will not have the authority to bind or obligate the other, and neither party will not represent that it has such authority.

14.7 No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the Party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

14.8 The Parties hereto shall cooperate with one another at reasonable times and on reasonable conditions and shall promptly execute and deliver such instruments and documents as may be reasonably necessary in order to fully carry out the intent and purposes of this Agreement and the relationship contemplated hereunder.

14.9 Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, hurricanes, riots, wars, or acts of terrorism) (each, a “Force Majeure Event”). Each Party hereto shall give the other prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event.

9 | Page	Initial ________ ________

14.10 If any part of this Agreement is void, voidable, invalid, or unenforceable, for any reason, the agreement shall then be considered divisible as to such part with the remainder of the Agreement remaining as valid and binding as though such part were not included in the Agreement. This Agreement and each Parties’ performance of its obligations and covenants hereunder are intended to be performed in accordance with, and only to the extent permitted by, all applicable Federal, state and local laws, ordinances, rules, and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

14.11 This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

14.12 Unless expressly permitted under this Agreement neither party shall not make any statement, whether oral or in writing, in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, PHYTOCHEM or NTFU or their business unless it has received the express written consent of all parties.

14.13 Any and all notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by US Postal Service or sent by recognized overnight carrier, addressed to the Parties at the addresses first set forth on the signature page hereto. The address of a Party to which notices or other communications shall be mailed may be changed from time to time by written notice to the other Party.

[SIGNATURE PAGE TO FOLLOW]

10 | Page	Initial ________ ________

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of February 4, 2019.

PHYTOCHEM TECHNOLOGIES, INC.

By:	/s/ Edgar Ward	By:	/s/ Owen Morgan
	Edgar Ward, Chief Executive Officer		Owen Morgan, an individual

11 | Page

EXHIBIT INDEX

EXHIBIT A	DESCRIPTION OF PHYTOEXTRACTOR
EXHIBIT B	DESCRIPTION OF DEMO UNIT
EXHIBIT C	DESCRIPTION OF COMMERCIAL UNITS
EXHIBIT D	DESCRIPTION OF PHYTOCHEM UNITS

12 | Page

EXHIBIT A-DESCRIPTION OF PHYTOEXTRACTOR

13 | Page

EXHIBIT B-DESCRIPTION OF DEMO UNIT

14 | Page

EXHIBIT C-DESCRIPTION OF COMMERCIAL UNITS

15 | Page

EXHIBIT D-DESCRIPTION OF PHYTOCHEM UNITS

16 | Page